Mail Stop 3561
                                                          September 28, 2018

Via E-mail
Mr. Daniel Racine
Chief Executive Officer
Yamana Gold Inc.
Royal Bank Plaza, North Tower
200 Bay Street, Suite 2200
Toronto, Ontario M5J 2J3
Canada

       Re:    Yamana Gold Inc.
              Form 40-F for Fiscal Year Ended December 31, 2017
              Filed March 29, 2018
              File No. 001-31880

Dear Mr. Racine:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                          Sincerely,

                                                          /s/ Rufus Decker

                                                          Rufus Decker
                                                          Accounting Branch
Chief
                                                          Office of Beverages,
Apparel, and
                                                          Mining